Exhibit 99.1

Tel-Instrument Announces Production Release For CRAFT 708 Order

CARLSTADT, N.J.--(BUSINESS WIRE)--August 9, 2011--Tel-Instrument Electronics Corp. (NYSE Amex: TIK) announced that it has secured a production release from the U.S. Navy for the $16.2 million CRAFT AN/USM 708 delivery order the Company received in April 2011. Production deliveries on this 732 unit order are expected to begin in the fourth quarter of the current calendar year. The CRAFT 708 is a multi-purpose flight-line test set that will replace up to eight older test sets currently being used by the U.S. Navy.

Jeff O’Hara, the Company’s President and CEO of Tel-Instrument commented, “We are very pleased to have received the production release for the CRAFT 708. The size of this order, in terms of both the financial commitment and the number of units to be produced, represents a major milestone for the Company and will form the foundation for our future growth and profitability. The CRAFT 708 provides unmatched functionality and significant life cycle cost savings to our customers versus competitive products. The Company expects this product to generate significant ongoing revenues both domestically and overseas as the U.S. and NATO countries begin to migrate to the new Mode 5 IFF standards.”

About Tel-Instrument Electronics Corp

Tel-Instrument is a leading designer and manufacturer of avionics test and measurement solutions for the global commercial air transport, general aviation, and government/military aerospace and defense markets. Tel-Instrument provides instruments to test, measure, calibrate, and repair a wide range of airborne navigation and communication equipment. For further information please visit our website at www.telinstrument.com.

Safe Harbor Statement

This press release includes statements that are not historical in nature and may be characterized as "forward-looking statements," including those related to future financial and operating results, benefits, and synergies of the combined companies, statements concerning the Company's outlook, pricing trends, and forces within the industry, the completion dates of capital projects, expected sales growth, cost reduction strategies, and their results, long-term goals of the Company and other statements of expectations, beliefs, future plans and strategies, anticipated events or trends, and similar expressions concerning matters that are not historical facts. All predictions as to future results contain a measure of uncertainty and, accordingly, actual results could differ materially. Among the factors which could cause a difference are: changes in the general economy; changes in demand for the Company's products or in the cost and availability of its raw materials; the actions of its competitors; the success of our customers; technological change; changes in employee relations; government regulations; litigation, including its inherent uncertainty; difficulties in plant operations and materials; transportation, environmental matters; and other unforeseen circumstances. A number of these factors are discussed in the Company's previous filings with the Securities and Exchange Commission. The Company disclaims any intention or obligation to update any forward-looking statements as a result of developments occurring after the date of this press release.

CONTACT:
Tel-Instrument
Joseph P. Macaluso, 201-933-1600
or
Institutional Marketing Services (IMS)
John Nesbett or Jennifer Belodeau, 203-972-9200
jnesbett@institutionalms.com